Exhibit 99.2

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                  NORTHEAST REGIONAL OFFICE DIRECT DIAL NUMBER
                          233 BROADWAY (646) 428-1736
                              NEW YORK, N.Y. 10279

                                                              October 5, 2004
BY FACSIMILE (212) 354-8113
AND FEDERAL EXPRESS

Lawrence Byrne, Esq.
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036

         Re: In the Matter of Certain Jewelers (NY-7215)
             -------------------------------------------

Dear Mr. Byrne:

         The purpose of this letter is to supplement the Wells Notice provided to your client, Friedman's Inc. ("Friedman's"), on March 22, 2004 and advise you that the Northeast Regional Office of the Securities and Exchange Commission (the "Commission") is also considering recommending that the Commission authorize public administrative proceedings against Friedman's Inc. pursuant to Section 12(j) of the Securities and Exchange Act of 1934 to determine whether the registration of the common stock of Friedman's should be revoked or suspended.

         In accordance with Rule 5(c) of the Commission's Rules on Informal and Other Procedures, 17 C.F.R. ss. 202.5(c), we are offering your client the opportunity to make a Wells Submission. We enclose for your information a copy of Securities Act Release No. 5310 entitled "Procedures Relating to the Commencement of Enforcement Proceedings and Termination of Staff Investigations." If your client wishes to make a written or videotaped submission setting forth any reasons of law, policy or fact why it believes the administrative proceeding should not be brought, or bringing any facts to the Commission's attention in connection with its consideration of this matter, you should forward the submission to me by no later than Friday, October 22, 2004. Any written submission should be limited to 40 pages, and any video submission should not exceed 12 minutes. Please inform me by no later than Friday, October 15, 2004, whether your client will be making a Wells Submission. Any submission should be sent to:

                           Helene Glotzer, Esq.
                           Assistant Regional Director
                           Division of Enforcement
                           Securities and Exchange Commission
                           233 Broadway
                           New York, New York 10279

         In the event the staff makes an enforcement recommendation to the Commission on this matter, we will forward any submission that you make to the Commission. Please be advised that the Commission may use the information contained in such a submission as an admission, or in any other manner permitted by the Federal Rules of Evidence, in connection with Commission enforcement proceedings, or otherwise. This practice is explicitly provided for in the list of Routine Uses of Information (Item 4), which is contained in Form 1662, "Supplemental Information for Persons Requested to Supply Information Voluntarily or Directed to Supply Information Pursuant to a Commission Subpoena." For your information, a copy of Form 1662 is enclosed. Please also be advised that any submission you make may be discoverable by third parties in accordance with applicable law.

         If you have any questions, please contact me at (646) 428-1736 or Bruce Karpati at (646) 428-1775.

                                              Sincerely,

                                              /s/ Helene T. Glotzer

                                              Helene T. Glotzer
                                              Assistant Regional Director
                                              Division of Enforcement


Enclosures:  Securities Act Release No. 5310
             SEC Form 1662